Filed pursuant to Rule 433

December 4, 2009

Relating to

Preliminary Prospectus Supplement dated December 3, 2009 to

Prospectus dated August 26, 2009

Registration Statement No. 333-161562

Genworth Financial Inc.

$300,000,000

8.625% Senior Notes Due 2016

Issuer:	Genworth Financial Inc.

Type of Transaction:	SEC Registered

Anticipated Credit Ratings:	Baa3 (Moody’s) / BBB (S&P)

Securities:	8.625% Senior Notes Due 2016

Trade Date:	December 3, 2009

Settlement Date:	December 8, 2009 (T+3)

Final Maturity Date:	December 15, 2016

Principal Amount:	$300,000,000

Price to Public:	99.805% of principal amount

Gross Underwriting Discount:	0.45%

Net Proceeds to Issuer:	$298,065,000

Spread to Benchmark Treasury:	+ 5.80%

Benchmark Treasury (yield):	2.75% due November 30, 2016 (2.862%)

Re-offer Yield:	8.662%

Coupon:	8.625%

Interest Payment Dates:	Semi-annual; payable on June 15 and December 15 starting on June 15, 2010

Optional Redemption:	T + 0.50%

Day Count:	30/360

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37247D AL0 / US37247DAL01

Bookrunners:	Deutsche Bank Securities Inc.

Keefe, Bruyette & Woods, Inc.

UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of the prospectus by calling or e-mailing Deutsche Bank Securities Inc. at prospectusrequest@list.db.com or (800) 503-4611, by calling Keefe, Bruyette & Woods, Inc. at (212) 887-8989 or calling UBS Securities LLC at (877) 827-6444 ext 561-3884.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.